PEPSICO RAISES ESTIMATE OF QUAKER
MERGER SYNERGIES TO $400 MILLION

Sees EPS growing 13-14% annually,
Operating cash flow hitting $4 billion
By 2005, an increase of $1.5 billion

PURCHASE, N.Y., Aug. 13 -- PepsiCo today said it has raised to $400 million its estimate of annual synergies from its recently completed merger with The Quaker Oats Company.

In a webcast presentation to investors, PepsiCo said that, based on analysis since merger plans were announced in December, it has identified ongoing merger-related cost savings and revenue enhancement opportunities that will reach $400 million a year by 2005. That is $170 million more than the company’s initial estimate of $230 million. Between $140 million and $175 million of the synergies are expected to be achieved by the end of 2002.

"We knew last year that the merger of PepsiCo and Quaker created lots of great opportunities," said PepsiCo Chairman and Chief Executive Officer Steve Reinemund. "After months of detailed analysis, it is clear that the opportunities are even greater than we initially projected."

PepsiCo shared ongoing financial targets for its “base business” -- that which existed before the merger. On that pre-merger basis, the company expects revenues to grow 6%, operating profits to grow 10% and earnings per share to grow 12-13%.

The company also reiterated previous guidance that it is very comfortable with the consensus estimate of full-year 2001 earnings per share of $1.65-1.66.

PepsiCo outlined its long-term post-merger growth plans, providing details on its targets for 2002-2005, based on the new lines of business it will use for purposes of financial reporting. Those targets, which do not include the benefit of merger synergies, are:

  Frito-Lay North America -- Volume growth of 4-5% and revenue growth of 7-8%.
  Pepsi-Cola North America-- Volume (bottler case sales) growth of 3-4% and revenue growth of 6-7%.
  Gatorade/Tropicana -- Volume and revenue growth of 8-10%.
  Frito-Lay International -- Volume and revenue growth of 8-9%.
  PepsiCo Beverages International -- Volume growth of 4-5% and revenue growth of 6-7%.
  Quaker Foods North America -- Volume growth of 1-2% and revenue growth of 2-3%.

The company said those division growth targets are expected to result in the following growth rates for the corporation overall:

  Revenues, “7% plus” -- which is the high end of the target range before merger plans were announced.
  Operating profits, 11-12% -- which raises the bottom and top of the range by one percentage point from before the merger announcement.
  Earnings per share, 13-14% -- which raises the bottom and top of the range by one percentage point from before the merger announcement.

In addition, the company provided several other pieces of financial guidance:

  Operating cash flow is expected to rise by $1.5 billion to $4 billion by 2005.
  Corporate unallocated expenses, currently about 1.25% of sales, are not expected to rise over the next two years.
  PepsiCo’s ongoing tax rate is expected to be 32%
  Operating margins are expected to grow by three percentage points by 2005
  Capital spending is expected to remain between 5% and 5.5% of sales, although spending will be higher in 2001-2002 to capture merger synergies.
  Return on invested capital is expected to be 25% by the end of 2001, and 30% by the end of 2005.

The company said it did not raise its earnings per share targets based on the additional merger synergies because they will be largely offset by the adoption next year of FAS 142, a required accounting change that will reduce PepsiCo's EPS growth rate by one-half of one point.

PepsiCo also detailed previously announced plans to take one-time charges related to the merger. It expects to take charges of $125 million in transaction costs in 2001 and $450-550 million in restructuring and integration costs. The charges are “in the range of costs that are typical for transactions of this size,” the company said.

Anyone interested in gaining access to the webcast may do so via PepsiCo's corporate website at www.pepsico.com. The webcast will be archived at www.ccbn.com for 90 days.

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